UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
NATIONAL CINEMEDIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

THIRD SUPPLEMENT TO THE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
OF NATIONAL CINEMEDIA, INC.
TO BE HELD ON AUGUST 2, 2023
The following communication was sent by National CineMedia, Inc. (the “Company”) to certain of its stockholders of record beginning on July 25, 2023, who had not voted their shares according to the records of the Company, regarding the Company’s Special Meeting of Stockholders.
July 25, 2023
Dear Stockholder,
You recently received proxy materials relating to proposals to be voted on at the Special Stockholder Meeting of National CineMedia, Inc. (the "Company") which will be held on Wednesday, August 2, 2023. You are receiving this reminder notice because you held shares in the Company on the record date and we have not received your vote. Please help us avoid adjournments, phone calls, additional mailings and costs by promptly voting your shares.
The Board of Directors of the Company unanimously
recommends that you vote “FOR” the proposal.
We are asking stockholders of the Company to consider and vote on a proposal to approve “To adopt the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect, at the discretion of our Board of Directors on or prior to the one-year anniversary of the date of the Special Meeting, a reverse stock split of our common stock.
The approval of the proposal is critical for the Company’s survival as National CineMedia, LLC (“NCM LLC”), the Company’s primary operating subsidiary, prepares to emerge from its Chapter 11 process. The Company entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”) with NCM LLC and a group of NCM LLC’s secured lenders, which provides that the Company will hold approximately 13.8% of the equity of reorganized NCM LLC. The Company does not currently have sufficient authorized shares available to satisfy its obligations under the Restructuring Support Agreement to allow the Company to issues shares of Common Stock to NCM LLC’s secured lenders in connection with NCM LLC’s emergence from Chapter 11. Additionally, the Company is currently not in compliance with The Nasdaq Stock Market, LLC (“Nasdaq”) minimum bid price rule of $1.00 and will need to increase its stock price in order to maintain its listing with Nasdaq.
If stockholders do not approve the proposal, the following consequences may occur:
–NCM LLC’s ad hoc group of lenders could terminate the Restructuring Support Agreement.
–The Company could lose almost all of its interest in the equity of NCM LLC and therefore the value of the Company’s stock may be significantly impacted.
–The Company’s stock may be delisted from Nasdaq.
Your vote is important, no matter how large or small your holdings may be. We urge you to vote “FOR” the proposal by following the instructions on the enclosed proxy card. Approval of this proposal requires both (i) the affirmative vote of a majority of the votes cast by the holders of shares of the Company’s common stock and Series A Preferred stock, voting together as a class, and (ii) the affirmative vote of a majority of the votes cast by holders of shares of the Company’s common stock at the meeting.
VOTING NOW HELPS LOWER OVERALL PROXY COSTS AND ELIMINATES
FURTHER MAILINGS AND PHONE CALLS
If you have questions or need assistance in voting your shares, please call our proxy solicitor, Georgeson LLC at 1-800-261-1052.
Thank you for voting.
Sincerely yours,
National CineMedia, Inc.

This communication contains various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements reflect management’s current expectations or beliefs regarding future events, including with respect to the ultimate resolution of the Chapter 11 case discussions with lenders, and the impact of the failure of stockholders to vote in favor of the proposal, and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments in the Chapter 11 case that prevent, delay or negatively impact a resolution of discussions with lenders and other financial, operational and legal risks and uncertainties detailed from time to time in cautionary statements contained in the filings of the Company with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this communication. Investors are cautioned that reliance on these forward-looking statements involve risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements.